Exhibit 99.2

INVESTOR PRESENTATION APRIL 2025 : NKLR (Proposed Nasdaq Ticker)

Disclaimer For the purposes of this notice, this “presentation” will mean and include the slides, any oral presentation of the slides by me mbers of management of GSR III Acquisition Corp. (“GSRT”) or Terra Innovatum s.r.l . (the “Company” or “Terra”) or any person on their behalf, any question - and - answer session that follows that oral presentation, hard copies of this document and any materials dist ributed at, or in connection with, that presentation. By attending the meeting where the presentation is made, or by reading the presentation slides, you will be deemed to have ( i ) agreed to the following limitations and notifications and made the following undertakings and (ii) acknowledged that you un der stand the legal and regulatory sanctions attached to the misuse, disclosure or improper circulation of this presentation. Confidentiality: This presentation is preliminary in nature and provided solely for informational and discussion purposes only and must not be re lied upon for any other purposes. This presentation is intended solely for investors that are qualified institutional buyers (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)), institutional accredite d i nvestors (as defined under Regulation D as promulgated under the Securities Act) and eligible institutional investors outside th e U.S. and has been prepared for the purposes of familiarizing such investors with the potential business combination (the “Business Co mbination”) between GSRT and the Company and related transactions, including the proposed private offering of GSRT’s or the Company’s securities (the “PIPE” and together with the Business Combination, the “Proposed Transactions”) and for no other pu rpo se. The release, reproduction, publication or distribution of this presentation, in whole or in part, or the disclosure of it s c ontents, without the prior consent of the Company and GSRT is unlawful and prohibited. Persons who possess this document should inform th emselves about and observe any such restrictions. Each recipient acknowledges that it is (a) aware that the United States securities laws prohibit any person who has material, non - public information concerning a company from purchasing or selling sec urities of such company or from communicating such information to any other person under circumstances in which it is reasona bly foreseeable that such person is likely to purchase or sell such securities, and (b) familiar with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), and that the recip ie nt will neither use, nor cause any third party to use, this presentation or any information contained herein in contravention of the Exc hange Act, including, without limitation, Rule 10b - 5 thereunder. By accepting this presentation, each recipient agrees: ( i ) that the information included in this presentation is confidential and may constitute material non - public information, (ii) to maintain t he confidentiality of all information that is contained in this presentation and not already in the public domain and (iii) t o u se this presentation for the sole purpose of evaluating the Company and the Proposed Transactions. No Offer or Solicitation: This presentation and any oral statements made in connection with this presentation do not constitute an offer to sell, or th e s olicitation of an offer to buy, or a recommendation to purchase, any securities in any jurisdiction, or the solicitation of any proxy, consent or approval in any jurisdiction in connection with the Proposed Transactions, nor shall th ere be any sale, issuance or transfer of any securities in any jurisdiction where, or to any person to whom, such offer, solicita ti on or sale may be unlawful under the laws of such jurisdiction. This presentation does not constitute either advice or a recommendation reg arding any securities. Any offer to sell securities pursuant to the PIPE will be made only pursuant to a definitive subscript ion or purchase agreement and will be made in reliance on an exemption from registration under the Securities Act for offers and sal es of securities that do not involve a public offering. GSRT and the Company reserve the right to withdraw or amend for any reas on any offering and to reject any subscription or purchase agreement for any reason. The communication of this presentation is restr ict ed by law; in addition to any prohibitions on distribution otherwise provided for herein, this presentation is not intended f or distribution to, or use by any person in, any jurisdiction where such distribution or use would be contrary to local law or regulation. Th e c ontents of this presentation have not been reviewed by any regulatory authority in any jurisdiction. No Representations or Warranties: No representations or warranties, express or implied, are given in, or in respect of, this pre sentation or as to the accuracy, reasonableness or completeness of the information contained in or incorporated by reference her ein. To the fullest extent permitted by law, in no circumstances will GSRT, the Company or any of their respective affiliates, dir ect ors, officers, employees, members, partners, shareholders, advisors or agents be responsible or liable for any direct, indire ct or consequential loss or loss of profit arising from the use of this presentation, its contents (including the internal economic mo dels), its omissions, reliance on the information contained within it, or on opinions communicated in relation thereto or oth erw ise arising in connection therewith. Certain information contained herein has been derived from sources prepared by third parties. While suc h i nformation is believed to be reliable for the purposes used herein, none of the Company, GSRT or any of their respective affi lia tes, directors, officers, employees, members, partners, shareholders, advisors or agents has independently verified the data obtai ned from these sources or makes any representation or warranty with respect to the accuracy of such information. Recipients of th is presentation are not to construe its contents, or any prior or subsequent communications from or with GSRT, the Company or th eir respective representatives as investment, legal or tax advice. In addition, this presentation does not purport to be all - inclus ive or to contain all of the information that may be required to make a full analysis of the Company, GSRT or the Proposed Transactions . R ecipients of this presentation should each make their own evaluation of the Company, GSRT or the Proposed Transactions and of the relevance and adequacy of the information and should make such other investigations as they deem necessary. Recipients ar e n ot entitled to rely on the accuracy or completeness of this presentation and are entitled to rely solely on only those partic ula r representations and warranties, if any, which may be made by GSRT or the Company to a recipient of this presentation or other th ird party in a definitive written agreement, when, and if executed, and subject to the limitations and restrictions as may be sp ecified therein. You should consult your own counsel and tax and financial advisors as to legal and related matters concerning the ma tte rs described herein, and, by accepting this presentation, you confirm that you are not relying upon the information contained he rein to make any decision. Any representations, warranties, agreements or covenants between the recipient and any parties involved in the Proposed Transactions will be set forth in definitive agreements by and among such persons. The Company and GSRT expressly disclaim any duty to update the information contained in this presentation, whether as a result of new information, fu ture events or otherwise. Forward - Looking Statements: This presentation includes “forward - looking statements” within the meaning of the federal securities laws, including, but not l imited to, opinions and projections prepared by the Company’s and GSRT’s management. Forward - looking statements generally relate to future events or the Company’s or GSRT’s future financial or operating performance, in clu ding pro forma and estimated financial information, and other “forward - looking statements” (as such term is defined in the Priva te Securities Litigation Reform Act of 1995). For example, projections of future EBITDA, Adjusted EBITDA and other metrics are f orw ard - looking statements. The recipient can identify forward - looking statements because they typically contain words such as “outlook,” “believes,” “expects,” “ will,” “projected,” “continue,” “increase,” “may,” “should,” “could,” “seeks,” “predicts, ” “ intends,” “trends,” “plans,” “estimates,” “anticipates” or the negatives or variations of these words or other comparable wor ds and/or similar expressions (but the absence of these words and/or similar expressions does not mean that a statement is not forward - looking). T hese forward - looking statements specifically include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics, projections of market opportunity and market share, potential benefits of the Proposed Tra nsa ctions and the potential success of the Company’s strategy and expectations related to the terms and timing of the Proposed Transactions. Forward - looking statements, opinions and projections are neither historical facts nor assurances of future perform ance. Instead, they are based only on the Company’s and GSRT’s current beliefs, expectations and assumptions regarding the fu tur e of their respective businesses and of the combined company, future plans and strategies, projections, anticipated events and tre nds, the economy and other future conditions. Because forward - looking statements relate to the future, they are subject to inher ent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’ s o r GSRT’s control. These uncertainties and risks may be known or unknown. Factors that may cause actual results to differ mate ria lly from current expectations include, but are not limited to: changes in domestic and foreign business, market, financial, polit ica l and legal conditions; the inability of the parties to successfully or timely consummate the proposed business combination, inc luding the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that cou ld adversely affect the combined company or the expected benefits of the proposed business combination or that the approval of t he shareholders of GSRT or Terra is not obtained; failure to realize the anticipated benefits of the proposed business combinati on; risks relating to the uncertainty of the projected financial information with respect to Terra; future global, regional or lo ca l economic and market conditions; the development, effects and enforcement of laws and regulations; Terra’s ability to manage future gro wth ; Terra’s ability to develop new products and services, bring them to market in a timely manner, and make enhancements to its platform; the effects of competition on Terra’s future business; the amount of redemption requests made by GSRT’s public shar eho lders; the ability of GSRT or the combined company to issue equity or equity - linked securities in connection with the proposed business combination or in the future; the outcome of any potential litigation, government and regulatory proceedings, invest iga tions and inquiries; and those factors described or referenced in GSRT’s final initial public offering prospectus dated Novem ber 7, 2024 under the heading “Risk Factors,” and other documents of GSRT filed, or to be filed, from time to time with the SEC. If any of these risks materialize or the Company’s or GSRT’s assumptions prove incorrect, actual results could differ materially fro m the results implied by the forward - looking statements contained herein. In addition, forward - looking statements reflect the Company’ s and GSRT’s expectations and views as of the date of this presentation. The Company and GSRT anticipate that subsequent even ts and developments will cause their respective assessments to change. However, while the Company and GSRT may elect to update t hes e forward - looking statements in the future, each of them specifically disclaims any obligation to do so. Accordingly, you should not place undue reliance on the forward - looking statements, which speak only as of the date they are made. 2

Disclaimer

Use of Projections: This presentation contains financial forecasts with respect to the Company's projected financial results. Such projected financial information constitutes forward-looking information, is included for illustrative purposes only and should not be relied upon as necessarily being indicative of future results. The assumptions and estimates underlying such projected financial information are inherently uncertain and are subject to a wide variety of significant business, economic, competitive and other risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. Actual results may differ materially from the results contemplated by the projected financial information contained in this presentation, and the inclusion of such information in this presentation should not be regarded as a representation by any person that the results reflected in such projections will be achieved. The independent auditors of the Company and GSRT have not audited, reviewed, compiled or performed any procedures with respect to the projections for the purpose of their inclusion in this presentation, and accordingly, they have expressed no opinion and have not provided any other form of assurance with respect thereto for the purpose of this presentation.

Financial Information; Non-GAAP Measures: Certain of the financial information and data contained in this presentation have not been subject to a completed audit and do not conform to Regulation S-X promulgated under the Securities Act. Accordingly, such information and data may not be included in, may be adjusted in or may be presented differently in, any proxy statement, registration statement or prospectus that may be filed with the Securities and Exchange Commission (the "SEC"). This presentation includes certain financial measures not presented in accordance with generally accepted accounting principles ("GAAP") including, but not limited to, EBITDA, Adjusted EBITDA, Adjusted Gross Profit and certain ratios and other metrics derived therefrom. The Company defines (i) EBITDA as earnings before interest expense, taxes, depreciation and amortization and (ii) Adjusted EBITDA as EBITDA further adjusted by the removal of certain non-recurring costs and assumed public company costs. The Company defines Adjusted Gross Profit as revenue less cost of revenue (excluding depreciation and amortization). These non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing the Company's financial results. Such measures may not be indicative of the Company's historical operating results nor are such measures meant to be predictive of future results. Therefore, these measures should not be considered in isolation or as an alternative to net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP. You should be aware that the Company's presentation of these measures may not be comparable to similarly-titled measures used by other companies. As such, undue reliance should not be placed on these non-GAAP financial measures.

The Company believes these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company's financial condition and results of operations. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in and in comparing the Company's financial measures with other similar companies, many of which present similar non-GAAP financial measures to investors. These non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures. Please refer to footnotes where presented on each page of this presentation and/or to the appendix found at the end of this presentation for more details regarding the calculations of such measures and/or for a reconciliation of these measures to what the Company believes are the most directly comparable measures evaluated in accordance with GAAP.

This presentation also includes certain projections of non-GAAP financial measures. Due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from these projected measures, together with some of the excluded information not being ascertainable or accessible, the Company is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable effort. Consequently, no disclosure of estimated comparable GAAP measures is included and no reconciliation of the forward-looking non-GAAP financial measures is included.

Industry and Market Data: In this presentation, the Company relies on and refers to certain information and statistics obtained from third-party sources which it believes to be reliable. Neither the Company nor GSRT has independently verified the accuracy or completeness of any such third-party information.

Trademarks and Trade Names: The Company and GSRT own or have rights to various trademarks, service marks and trade names that they use in connection with the operation of their respective businesses. This presentation also contains trademarks, service marks and trade names of third parties, which are the property of their respective owners. The use or display of third parties' trademarks, service marks, trade names or products in this presentation is not intended to, and does not imply, a relationship with the Company or GSRT, or an endorsement or sponsorship by or of the Company or GSRT. Solely for convenience, the trademarks, service marks and trade names referred to in this presentation may appear without the ®, ™ or ℠ symbols, but such references are not intended to indicate, in any way, that the Company or GSRT will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, service marks and trade names.

Additional Information About the Proposed Business Combination and Where to Find It: GSRT intends to file a registration statement on Form F-4 (the "Registration statement") that will include a proxy statement/prospectus of the SPAC. The Registration Statement is not yet effective. The Registration Statement, including the proxy statement/prospectus contained therein, when it is declared effective by the SEC, will contain important information about the Business Combination and the other matters to be voted upon at a meeting of the GSRT's shareholders to be held to approve the Business Combination and other matters (the "Special Meeting"). GSRT may also file other document with the SEC regarding the proposed Business Combination. GSRT shareholders and other interested person are advised to read, when available, the Registration Statement, including the proxy statement/prospectus contained therein, as well as any amendments or supplements thereto, because they will contain important information about the Business Combination. When available, the definitive proxy statement/prospectus will be mailed to GSRT shareholders as of a record date to be established for voting on the Business Combination and the other matters to be voted upon at the Special Meeting. Shareholders may also obtain a copy of the preliminary proxy statement/prospectus and, once available, the definitive proxy statement/prospectus, as well as other documents filed with the SEC regarding the proposed business combination and other documents filed with the SEC by GSRT, without charge, at the SEC's website located at www.sec.gov.

Participants in the Solicitation: GSRT, Terra and certain of their respective directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitations of proxies from GSRT's shareholders in connection with the proposed Business Combination. You may obtain more detailed information regarding the names and interests in the Business Combination of GSRT's directors and officers in the GSRT's filing with SEC. information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to the GSRT shareholder in connection with the Business Combination will be set forth in the proxy statement/prospectus forming a part of the Registration Statement. Investors and security holders of GSRT are urged to carefully read in their entirety the proxy statement/prospectus and other relevant documents that will be filed with the SEC, when they become available because they will contain important information about the Business Combination.

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GSR III Acquisition Corp. : Highly Experienced SPAC Sponsor 4 Gus Garcia Co - CEO & Director Lewis Silberman Co - CEO & Director Anantha Ramamurti CFO, President & Director Yuya Orime Chief Business Development Officer G |SPACs ▪ GSR III Acquisition Corp. completed its IPO in November 2024 with $230 million cash - in - trust ▪ Highly experienced sponsor team with extensive SPAC transaction credentials ▪ Previously sponsored two SPACs, including GSR II Meteora Acquisition Corp., which raised $316.25 million in February 2022 and subsequently completed its initial business combination with Bitcoin Depot, Inc. (Nasdaq: BTM) in June 2023 ▪ Members of GSRT team have also advised on 22 SPAC mergers that have closed since 2020

Terra Innovatum: A Differentiated Nuclear Story

Capitalizing on a Megatrend
Addressing growing demand for electricity generation with a modular low-carbon, cost-competitive and reliable solution

Safety and Safeguards as the #1 Priority
Designed with specific safety and safeguard parameters to streamline regulatory approval including reactor size, power levels and real-time monitoring

Design and Unit Economics Drives Diverse End Market Exposure
10-meter cube size and LCOE [(1)] of $0.07/kWh addresses key customers beyond datacenters, including industrial production and factories, rural and remote locations, mining, healthcare and radio isotope production, desalination, defense, space, and other major verticals

De-risked Business Model
Factory assembly materially reduces costs; use of low-enriched uranium (4.95% LEU) fuel and readily available components de-risks supply chain, avoids proliferation risks and further simplifies regulatory approval

Team of Nuclear Veterans
Combined 180 years of experience in nuclear engineering, design, safety, operations, licensing and regulatory matters

(1) Levelized cost of energy, which is defined as the average cost per kilowatt hour of electricity produced over the life of the SOLO reactor. Calculated by taking the sum of all costs like initial capital investment, operation and maintenance and fuel costs, and dividing by the expected energy production over the life of the SOLO reactor. Figure above assumes a 45-year life for the SOLO reactor including the cost of two re-fuelings, one at year 15 and another at year 30.

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Nuclear Offers a Unique Value Proposition vs. Competing Technologies for a Net Zero Grid

US Energy Supply Mix [1]



1%
Others
19%
Nuclear
21%
Renewables
43%
Gas
16%
Coal

Legend: High / Mid / Low

	Clean [2]	Firm [3]	Low Land Use [4]	Low Transmission Buildout [5]	Concentrated Local Economic Benefits [6]	Direct Heat Application [7]
Nuclear	High ✓	High ✓	High ✓	High ✓	High ✓	High ✓
Geothermal	High	High	High	Mid	Mid	Mid
Hydropower	High	Mid	Low	Mid	High	Low
Renewables + LDES	High	Mid	Low	Low	Low	Low
Renewables: Offshore	High	Mid	High	Low	Low	Low
Renewables: Onshore	High	Low	Low	Low	Low	Low
Natural Gas + CCS	Mid	High	Mid	High	Mid	Mid
Coal + CCS	Mid	High	Mid	High	High	Mid
Natural Gas	Low	High	Mid	High	Mid	Mid
Coal	Low	High	Mid	High	High	Mid

U.S. DEPARTMENT OF ENERGY

"Nuclear offers high-paying jobs and significant regional economic benefits, can aid in an equitable transition to a net-zero grid, and has a wide variety of use cases that enable grid flexibility and decarbonization beyond the grid, including high temperatures for industrial heat"

Source: US Department of Energy Advanced Nuclear Commercial Liftoff Report; https://liftoff.energy.gov/advanced-nuclear-2/

Notes: (1) U.S. Energy Information Administration. Data as of 2023. Others include petroleum and other sources. https://www.eia.gov/tools/faqs/faq.php?id=427 (2) Clean: as measured by net or lifecycle greenhouse gas emissions, g CO2 eq. (NREL); (3) Firm: power or power-producing capacity, intended to be available at all times during the period covered by a guaranteed commitment to deliver, even under adverse conditions (EIA glossary); (4) Low land use: as measured by land use intensity of electricity and acres/MW; (5) Grade reflects the impact in modeling studies which show 50% reduction in new transmission buildout in scenarios with higher share of firm power vs intermittent renewable sources, when normalized for energy demand (Princeton NZA study); (6) Economic benefits concentrated in the local community as measured by jobs, wages, tax basis, and economic multipliers; (7) Ability for a generating asset to decarbonize beyond electricity generation, e.g., high temperatures and high reliability for industrial heat

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7 (1) Nuclear Regulatory Commission. Remote, Rural and Island Communities Infrastructure Industrial / Factories (Power & Heat) Medical / Healthcare With minimal site requirements, low maintenance capital costs and long periods between refueling, microreactors are ideal for a broad and diverse set of end markets Mining Projects Defense Installations Water Treatment and Desalination Materials Production Manufacturing Radioisotope Production Pharmaceutical Facilities Data Centers / Cryptocurrency Mining 1 - 5+ SOLOs 1 - 20+ SOLOs 1 - 5+ SOLOs 30 - 300+ SOLOs (1) All estimates based on management's current expectations. Actual number of SOLO reactors deployed will depend on a number of ext ernal factors and may vary materially from the estimates presented here. Illustrative Per - Site Need (1) Energy Storage / Generator Replacement Shipping Ports & Marine Terminals EV Charging Hotels / Resorts Semiconductor Fabrication Oil and Gas Operations Broadly Diversified End Markets: Ideally Suited for Multiple Applications

$475 $1,875 $850 $114 $925 $4,150 $3,056 $736 Valuation Benchmarking vs. Key Metrics 8 Negotiated Equity Value / At IPO Market Cap. (1) Current Market Cap. Source: SEC filings and Factset as of April 17, 2025. (1) Excludes any earnout shares. (2) Terrestrial Energy announced a merger with HCM II Acquisition Corp. on March 26, 2025, and the transaction has not closed ye t. (3) First - of - a - Kind. (4) High - Assay Low - Enriched Uranium. 2028 – 2029 2029 – 2030 2027 – 2028 2030 – 2031 Pre IPO Pre IPO Not Yet Readily Available Readily Available HALEU (4) Fuel Not Readily Available HALEU (4) Fuel Not Readily Available EXPECTED FOAK (3) / COMMERCIALIZATION REGULATORY ENGAGEMENT PLAN FILED SUPPLY CHAIN Pre IPO 2034 Pre IPO Molten Salt Fuel Not Readily Available (2) (US$ in millions)

Transaction Overview: $475 million Equity Consideration to Existing Terra Shareholders 9 Key Transaction Terms Aligned with Public Investors ▪ Terra shareholders to roll over 100% of existing equity and all net transaction proceeds to be invested in the Company ▪ Terra is highly incentivized to progress through the NRC process via additional 80 million shares vested equally as follows: ▪ Submittal and docketing of at least 10 of the planned Pre - Application Topical Reports, or $12/share (1) ; ▪ U.S.NRC (2) Docketing of the SOLO Construction Permit Application (PSAR), or $14/share (1) ; ▪ Acceptance and docketing of SOLO Test Reactor Construction Permit (FSAR and CPA), or $16/share (1) ; ▪ Issuance of Operating License (OLA) of SOLO Test Reactor, or $18/share (1) Terra Innovatum’s Unique Combination Attributes (1) Share price based milestones will be achieved when respective share prices are satisfied for 5 trading days of any consec uti ve 20 trading day period. (2) Nuclear Regulatory Commission. Safety profile that can only be achieved by micro reactors + + = Ability to use fuel and components that are all licensed today and can be sourced from various suppliers, therefore avoiding cost and delays of HALEU Small and standardized size allows for the use of the existing nuclear manufacturing supply chain without the need to build own manufacturing facilities in the near - term Resulting in a very low levelized cost of energy Behind the meter capability +

COMPANY OVERVIEW AND HIGH - LEVEL PROJECT CHARACTERISTICS

Leadership: Highly Experienced Team of Nuclear Industry Experts 11 (1) Nuclear Regulatory Commission. MARCO CHERUBINI (PhD) Co - Founder, C hief T echnology O fficer & Product Director CESARE F REPOLI (PhD) Co - Founder, C hief O perating O fficer & Licensing Director MAS S IMO MORICHI (PhD) Partner, C hief S trategy O fficer & SOLO Safeguards Director GIORDANO MORICH I Partner, Chief Business Development Officer & Investor Relations GUILLAUME MOYEN (MBA) Partner, C hief F inancial O fficer ALESSANDRO PETRUZZI (PhD) Co - Founder & C hief E xecutive O fficer $ 5B+ NPP (1) Projects Value Generation ▪ Globally recognized leader in safety and design of nuclear installations ▪ Expertise to prepare and support the licensing of 3 distinct types of nuclear power plants ▪ Specializes in nuclear safety analysis, licensing and digital solutions, especially in SMRs and Micro Reactors in the US ▪ Key contributor to international nuclear projects particularly in Japan and Europe $100M+ Business Development Capital Generation 11+ International Patents 60+ Nuclear industries and safety authorities 40+ Experiences in Governmental Contracts FOUNDING COMPANIES MANAGEMENT’S PRIOR ACHIEVEMENTS Atlantica Venture Partners $750M+ R&D Projects Managed Team Design Supply Chain Cost (kWh) (1) Nuclear Power Plants.

12 We Deliver Simple and Safe Micro - Reactor Solutions That are Scalable, Affordable and Deployable Anywhere 1MWe at a Time MAKING NUCLEAR POWER ACCESSIBLE Team Design Supply Chain Cost (kWh)

Team | **Design** | Supply Chain | Cost (kWh)

DESIGN COMPLETED
October 2024


SOLO

SOLO UNIT

Planned Decommissioning on-Site, with Reactor Core Fitting in a Licensed Dry Cask

ENGINEERED WITH

- Small Footprint
- Existing Supply Chain
- No Explosion
- No Meltdown
- No Proliferation
- Limited Radiation Exposure

4MWt
Thermal

10m
~33 ft

10m
~33 ft

1MWe
Electric

LICENSED FUEL

Fuel	No Refueling [(1)]
LEU	**15 Years**
HALEU [(2)]	45 Years

2x Core Swap Operations with LEU (45 years total)

Safeguards by Design

Zero Emergency Zone Area

(1) *With LEU, SOLO™ does not require refueling for 15 years and with HALEU, SOLO™ does not require refueling for 45 years.*
(2) *High-Assay Low-Enriched Uranium.*

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14 14 MODULAR BY DESIGN Scalable in Power, Cost, and Footprint 1MWe 4MWt 1MWe 4MWt 1MWe 4MWt 3MWe - 12MWth BENEFITS OF MODULARITY Scalability Redundancy Standardized Construction Proximity 1GWe Up to Team Design Supply Chain Cost (kWh)

15 15 15 15 Presence of Research Reactors (RR) in Urban Areas (1) https://explorenuclear.com/maps/map - of - us - nuclear - sites/. Texas A&M and Kairos Power (Oak Ridge) has 2 reactors. 30+ RR in university campuses and laboratories close to densely populated areas. MIT 6MWth Team Design Supply Chain Cost (kWh) US Research & Test Reactors (1)

Use of Readily Available Components Further Simplifies Regulatory Process 16 (1) Nuclear Regulatory Commission. Note: Terra has initiated supply discussions and has already signed MOUs with some of the suppliers shown above. SUPPLIERS FUEL MODERATORS COOLAND & SHUTDOWN SYSTEM REACTOR VESSEL SHELL, METALS, DRUMS, PIPING, I&C ASSEMBLY GENERATOR, TURBINE & PUMPS CONCRETE & AIR CIRCULATION Team Design Supply Chain Cost (kWh)

17 The Future is Near The image depicts a future scenario where SOLO reactors are integrated into a mixed - use development, combining residential and commercial spaces powered by the micro reactor technology Rendering: On - Site Assembly of 2 SOLO Units (1MWe/4MWt Each) • On - Site Final Assembly o Prefabricated (Licensed) Concrete Blocks o Connection to the End - User via BOP (Balance of Plant) • Expedited Standardized Process and Assembly Modules • Plug - & - Use for 15 Years (Uninterrupted) 2028 – 2029 FOAK & CONSTRUCTION PERMIT Streamlined Deployment Team Design Supply Chain Cost (kWh)

18 SOLO Generates Diverse Resources at an Attractive Cost Electricity (1MWe) Heat (4MWt) Co - Generation (1MWe + 3MWt) SOLO to provide fixed energy cost of $0.07/kWh across 45 years with further kWh cost reduction for co - generation application (electricity plus heat) Radioisotopes (Medical) Team Design Supply Chain Cost (kWh)

MICRO - MODULAR REACTOR OVERVIEW

20 2.4m (W) x 2.4m (D) x 6.5m (H) Overall Dimensions 1 MWe Electricity Capacity 4 MWt Thermal Capacity UO 2 Pellets (4.95% U - 235), Zircalloy clad (same as operating LWRs (1) ) Fuel Rods 15 years without refueling (45 years with refueling) Operating Cycle A solid heterogenous matrix made of Beryllium and Graphite Moderator Helium Coolant Total less than 60 MT (Reactor core is less than 20 MT) Weight Assembled in a factory and transportable Manufacturing Behind the meter application and off - grid use cases Use Case Electricity, heat source, material test reactor, radioisotope production for medical use Multi - Purpose SOLO TM Micro Modular Reactor Key Features (1) Light Water Reactors.

21 Upper Plenum Coolant Channel Lower Plenum CORE Reactor Vessel Shell Integrated Radiological Containment C old c oolant enters the core C oolant Inlet Heat from core is transferred to the coolant Heat is transferred to cooling loop for power generation Hot c oolant exits the core Coolant Channel How It Works – Heat Generation and Removal

How It Works – Multiple Redundant Shutdown Mechanisms



CONTROL SYSTEM

12 Control Blades

- Compensate for excess reactivity
- 12 blades used
- 8 out of 12 blades are sufficient to shut down the reactor (N+4 redundancy)

SAFETY SHUTDOWN SYSTEMS

He-3 Injection System

- Injected in the six channels of the first radial ring
- High sub-criticality reached

12 Shutdown Blades

- 12 blades used
- 8 out of 12 blades are sufficient to shut down the reactor (N+4 redundancy)

12 Shutdown Drums

- 12 drums block with absorbing material above
- Extraction of the reflector and insertion of absorbing materials
- 6 out of 12 drums are sufficient to shut down the reactor (N+6 redundancy)

6 Shutdown Pellets

- 6 absorbing cylinders inserted in the 6 safety channels of the first ring
- 2 out of 6 pellets are sufficient to shut down the reactor (N+4 redundancy)

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Monolith: Biological Shield & Decay Heat Removal System

MONOLITH:
A 2.5m THICK CONCRETE BLOCK

- **Heat removal** for normal and accident conditions based on **natural convection**
  - *Decay heat can be removed by forced circulation even though natural circulation is sufficient*
  - **The amount of decay heat the day after a reactor is shut down** is equivalent to the heat generated from **~10 bread toasters**


2.5m

- **Biological Shield**
  - Effective dose below the public exposure limit of **1 mSv/year**
  - **Even continuous (24/7, 365 days) exposure complies with safety regulations** (1)

Emergency Zone Plan
Limited to “Operations Boundary”.

(1) SOLO™'s annual radiation is 0.01 mSv while the annual limit for general public is 1 mSv, according to NRC Occupational Dose Limits.

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Built on LEU , Forward - Compatible with HALEU 24 15 30 70 15 0 10 20 30 40 50 60 70 80 HALEU LEU Fuel Cycle Analysis Years P=4MWt P=4MWt P=10MWt P=20MWt fills the gap between the current use of standard LEU and HALEU ▪ SOLO TM provides the only platform to be able to transition from currently licensed fuel products (LEU) to future fuel products and supply (HALEU) ▪ LEU: can operate for ~15 years without need for refueling ▪ HALEU : can operate for ~70 years without need for refueling (1) ▪ As of today, certain non - fuel materials would need to be replaced at ~45 years ▪ SOLO TM can also benefit from current and future accident tolerant fuel (ATF) solutions related to new clad material , which would allow an increase of the average working temperature, consequently improving the thermodynamic efficiency and possibly extending its industrial applications (1) Based on the neutronics analysis, with the use of HALEU, SOLO could either ( i ) operate at a large power output of 20MWt for 15 - years, or (ii) operate at the same power output of 4MWt por ~70 years. Increasing the power output, however, would require a change to the design of the reactor, while operating at the same power for a longer period of time would not require such design change s. (1) Bottom line: Terra's fuel flexibility significantly reduces time to market risk by being able to operate with LEU, while at the same time enjoying all the benefits of HALEU once it becomes available

PROJECT IMPLEMENTATION

Key Milestones

	2018	2019	2020	2021	2022	2023	2024	2025 Plan
TECHNOLOGY	Technology Principle Evaluation	Microreactor High Level Requirements	Microreactor Feasibility Studies	Start of Design Phases	Preliminary Design	Design Progress	Licensing and Industrial Partnerships	Submittal of Licensing Documentation
MILESTONES	▪ Literature Research ▪ Conceptualization ▪ Definition of high-level requirements ▪ Preliminary definition of microreactor features	▪ Development of the concept ▪ Finalization of high-level requirements ▪ Reactor physics analysis ▪ Preliminary selection of materials	▪ Reactor physics and thermal analysis feasibility ▪ Assessment of market availability of selected materials ▪ Concept design available	▪ TINN Foundation ▪ Reactor physics and thermal analysis iterative design improvements ▪ Iterations on materials availability ▪ Preliminary cost evaluation ▪ SOLO Preliminary design	▪ Reactor physics configuration ▪ Thermal analysis configuration ▪ Structural Mechanics analysis ▪ Review of SOLO design requirements	▪ Advanced design ▪ Introduction of safeguards in the design ▪ Technology De-Risk ▪ Techno-Economic Analysis ▪ Preliminary Decommissioning design	▪ USNRC Regulatory Engagement Plan ▪ Supply Chain and Industry Partnerships ▪ Product Definition & Optimization ▪ Techno-Economic Analysis	▪ Nuclear Components, Detail Design ▪ Assembly process definition ▪ ST-1: Early Demonstrator (Electric) ▪ Submittal of licensing documentation (phase 1) ▪ Fund raising
MAN HOURS NEEDED	1,200	1,200	1,200	1,440	2,280	4,320	5,520	>20,000

Highlights | In Progress

26

7 Provisional Patents Filed 2025 27 Intellectual Property & Topics of Provisional Patents Filed ▪ Low - leakage, Extended - life, Low - enrichment Thermal Reactor ▪ Control and Shutdown system ▪ Reactor Vessel Shell / Integrated Radiological Containment ▪ Radioisotope production system (medical) ▪ Safeguards by Design ▪ Monolith (Biological Shield) ▪ Integrated Decommissioning

Terra Innovatum Leads All Value Creation Processes Throughout Operations 28 (1) Nuclear Regulatory Commission. Project Management Licensing and Site Development PROJECT MANAGEMENT Contractors (CAPEX Light) Customers Reactor Design Own (and/or invest equity) Operate, Monitor & Safety Supervision Offtake Customers Contract Manufacturing / Assembly / Installation Source: US Department of Energy Advanced Nuclear Commercial Liftoff Report; https://liftoff.energy.gov/advanced - nuclear - 2/ Note: The chart above is adjusted by Terra Innovatum from the original report. In - House Outsourced Terra will sell reactors to their customers and be responsible either directly, or indirectly, for quarterbacking the entire process from start to finish, including site development, project management, constructing, installing, operating, supervisin g and monitoring the reactor Terra’s flexible ownership model will aim to suit a variety of customer needs

S O L O E C O N O M I C S

Key Factors for Competitive Electricity Pricing and Strong Unit Economics 30 Ownership Model ▪ Autonomous energy baseload at fixed price for 15 to 45 years Off - Grid ▪ No Transmission / Distribution Costs and Taxes Smaller Scale ▪ Less Complexity and Faster Assembly / Deployment (1) Nuclear Regulatory Commission. Existing Supply Chain ▪ Utilization of Standard LEU fuel and Components ▪ Require Less R&D and Licensing Efforts

Unit Economics 31 (1) Nuclear Regulatory Commission. $17.5 $19.0 $1.5 $3.5 $8.0 $0.8 $6.7 Sale of SOLO Service Revenue Total Revenue Fuel Cost Other SOLO Costs Service Cost Unit-Level Cashflow Assumptions and Cashflow Margins ▪ Assumes $100K annual maintenance fee charged to customer for 15 years ▪ Unit - level cashflow margin ▪ At 1,000 units: 35% of revenue ▪ At 10,000 units: 55% of revenue Direct User Final Electricity Cost Calculations (LCOE (3) ) ▪ For a direct user of a SOLO, the final electricity cost is equal to the LCOE ▪ 45 Years (assuming 2 refuelings ): $0.07/kWh (4) ▪ 45 Years (using HALEU): $0.045/kWh (5) Illustrative Unit Economics (1) (First 15 Years) – NOAK (2) (At 1,000 Units) Note: Other Costs include all capital costs, including balance of plant, contingency and transportation costs. For each respective time period, LCOE defined as total capital and maintenance costs, divided by total kWh produced. Unit economics and LCOE calculations do not include annual license or decommissioning fees. (1) Unit economic estimates are presented for illustrative purposes only and is subject to change based upon a number of external fa ctors and may vary materially from the estimates presented here. (2) Nth - of - a - Kind. (3) Levelized Cost of Energy. (4) Includes cost of fuel and other capital and transportation costs associated with the refueling. Assumes yearly kWh produced o f ~ 10.6mm. (5) Assumes that in the future HALEU can be obtained at similar cost of LEU today; no refueling required during the 45 - year period w hen using HALEU. Assumes yearly kWh produced of ~10.8mm. 35%

HI CA RI AK MA CT NH ME NJ VT DC MD IL MN NY VA CO FL WI NV SD MI DE AZ IN WY OR MO PA WV NC KS MT NE ID ND AL OH GA UT IA SC MS AR KY WA TX TN OK LA NM HI CA AK CT RI MA NH VT NY ME DC NJ MI AL MD WI IN AZ MN TN DE MS CO MT IL WV KY KS FL GA PA OR OH SD NM NC SC WA NV LA IA AR MO WY ID VA OK TX NE UT ND SOLO to Offer Below Average Electricity Prices in Most States 32 (1) Nuclear Regulatory Commission. Co - Generation of Degraded Heat Can Further Enhance Cost Effectiveness ($ / kWh) Illustrative Net Cost per kWh (3) Required Thermal Power Potential carbon tax credits (4) can provide additional savings, depending on the region Average Price Paid by Commercial Customers in US (2024) (1) Average Price Paid by Industrial Customers in US (2024) (1) Max: $0.39 / kWh Min: $0.07 / kWh Median: $0.12 / kWh Median: $0.08 / kWh SOLO: $0.07/kWh (2) Source: U.S. Energy Information Administration (Average Price of Electricity to Ultimate Customers by End - Use Sector). (1) Represent average monthly average price in 2024 from respective states. (2) SOLO’s expected electricity cost is based on the 45 - year period with LEU. Assumes yearly kWh produced of ~10.8mm. (3) Assume 25 – 28% efficiency and $25MWh thermal cost. The analysis does not include client specific ancillary cost for delivery. A ctual costs could vary materially between clients and are based on a number of external factors. (4) Carbon tax credits incentivize carbon capture and storage, offering tax benefits for projects that capture, utilize, or store ca rbon dioxide, promoting emissions reductions and climate action. SOLO: $0.07/kWh (2) Max: $0.34 / kWh Min: $0.06 / kWh

Wide **Variance** in Power Prices Paid within a State

- Even in states where the average cost of power paid by commercial and industrial customers is relatively low, there is a wide variance around those averages

- In WA for example, industrial customers pay an average of 7 cents per kWh, but ~34% of customers pay an average of 9 cents or higher (~30%+ more than average) (1)
    - **3,187 customers @ 12 cents**
    - **140 customers @ 10 cents**
    - **5,562 customer @ 9 cents**

Washington State Industrial Customers by Utility (1)

Utility Name	Service Type	$ ('000)	MWh	Count	Daily Ave. Use (MWh)	$ / kWh
Puget Sound Energy Inc	Bundled	$123,548	1,070,933	3,187	0.9	$0.12
City of Centralia - (WA)	Bundled	$10,509	106,857	140	2.1	$0.10
City of Seattle - (WA)	Bundled	$68,912	758,536	54	38.5	$0.09
Lakeview Light & Power	Bundled	$4,952	56,465	49	3.2	$0.09
PUD No 1 of Pend Oreille County	Bundled	$2,591	30,024	4	20.6	$0.09
PacifiCorp	Bundled	$61,745	721,546	5,455	0.4	$0.09
PUD No 1 of Grays Harbor County	Bundled	$6,863	84,348	21	11.0	$0.08
City of Ellensburg - (WA)	Bundled	$454	5,781	1	15.8	$0.08
City of Tacoma - (WA)	Bundled	$171,986	2,243,603	2,916	2.1	$0.08
Columbia Rural Elec Assn, Inc	Bundled	$17,384	226,954	536	1.2	$0.08
PUD No 3 of Mason County	Bundled	$3,166	43,301	1	118.6	$0.07
PUD No 1 of Clallam County	Bundled	$1,572	21,648	2	29.7	$0.07
PUD No 1 of Snohomish County	Bundled	$32,779	457,802	79	15.9	$0.07
Avista Corp	Bundled	$65,700	926,798	807	3.1	$0.07
Yakama Power	Bundled	$911	13,111	2	18.0	$0.07
Big Bend Electric Coop, Inc	Bundled	$22,359	327,285	2,503	0.4	$0.07
PUD No 1 of Okanogan County	Bundled	$880	13,134	2	18.0	$0.07
PUD No 1 of Lewis County	Bundled	$17,664	268,718	145	5.1	$0.07
PUD No 1 of Franklin County	Bundled	$17,746	273,147	333	2.2	$0.06
Benton Rural Electric Assn	Bundled	$13,180	212,687	1,390	0.4	$0.06
Inland Power & Light Company	Bundled	$5,485	89,846	507	0.5	$0.06
City of Richland - (WA)	Bundled	$11,184	186,291	54	9.5	$0.06
PUD No 2 of Pacific County	Bundled	$1,353	22,666	1	62.1	$0.06
PUD No 1 of Jefferson County	Bundled	$5,731	98,715	22	12.3	$0.06
PUD No 1 of Benton County	Bundled	$27,963	500,052	988	1.4	$0.06
PUD No 1 of Clark County - (WA)	Bundled	$41,809	750,390	32	64.2	$0.06
PUD No 1 of Klickitat County	Bundled	$8,446	158,570	253	1.7	$0.05
City of Port Angeles - (WA)	Bundled	$8,184	169,966	4	116.4	$0.05
PUD No 1 of Whatcom County	Bundled	$10,206	229,343	1	628.3	$0.04
PUD No 1 of Cowlitz County	Bundled	$129,929	2,922,664	31	258.3	$0.04
PUD No 2 of Grant County	Bundled	$177,049	4,116,092	5,322	2.1	$0.04
PUD No 1 of Chelan County	Bundled	$13,174	408,476	1,451	0.8	$0.03
PUD No 1 of Douglas County	Bundled	$1,250	41,561	45	2.5	$0.03
Bonneville Power Administration	Bundled	$7,384	534,686	3	488.3	$0.01
Total		**$1,094,048**	**18,091,996**	**26,341**	**58**	**$0.07**

Source: U.S. Energy Information Administration. (Form EIA-861, Sales by Ultimate Customers)
(1) Data as of 2023. Only includes Bundled service types. Daily average use is calculated by dividing MWh by Count and assume 365 days a year.

33

Estimated Cost to FOAK (First - of - a - Kind) 34 (1) Nuclear Regulatory Commission. 34 2025 2026 2027 – 2029 (1) Does not include transaction costs in the assumed working capital. ▪ Based on the current discussion with potential contract manufacturers, we expect to have an annual capacity for 400 SOLOs ▪ It is estimated to take approximately 2 years to increase the capacity to 800 – 1,000 units and eventually requiring co - investment ▪ To increase the capacity by 10x and reach 10,000 units production capacity, an estimated additional 3 years would be required Estimated required capital for direct and indirect engineering and licensing costs, FOAK construction costs, and working capital (1) Estimated Production Capacity $35M – $40M $30M – $35M

TRANSACTION OVERVIEW

Transaction Overview 36 (1) Nuclear Regulatory Commission. ▪ Equity consideration to existing Terra Innovatum shareholders of $475 million, or 47.5 million shares at Closing ▪ In addition, 80 million shares will vest to existing Terra shareholders equally at illustrative pro forma share prices of $12, $14, $16, and $18 per share or certain regulatory engagement milestones ▪ Terra shareholders to roll over 100% of existing equity and all net transaction proceeds to be invested in the Company ▪ Anticipate raising committed financing in connection with the De - SPAC transaction ▪ Terra Innovatum shareholders and GSR III Sponsor will be subject to a staged lock - up released equally in four tranches that line up with quarterly earnings post closing (1) Illustrative Post - Transaction Ownership (3) (1) Subject to 1 st earnings release occurring at least 120 days after closing. Lock - up shares are subject to early releases at $12, $14, $16, and $18 per share at the discretion of the independent board of directors. (2) Assumes no redemptions. (3) Excluding earn - out of the existing Terra Innovatum shareholders, deferred founder shares, and anticipated committed financin g. Assumes no redemptions of the cash in trust. (4) Includes public rights, private placement rights and Class A shares underlying the private placement units. (5) GSR III Sponsor to defer 10% of its sponsor shares. Illustrative Sources and Uses (2) Key Transaction Terms

Terra Innovatum’s Unique Positioning in SMR Sector 37 (1) Nuclear Regulatory Commission. MWe (Low) MWe (High) LEU HALEU / TRISO Natrium (345) LMFR BWRX - 300 (300) BWR SMR - 300 (300) PWR AP300 (300) PWR EM2 (265) (1) GFR IMSR (195) MSR Hermes (140) FHR ARC - 100 (100) LMFR MSR - 1 (100) MSR LFTR (100) FHR Xe - 100 (80) HTGR VOYGR (77) PWR FMR (50) GFR PWR - 20 (20) PWR [TBD] (15) PWR Aurora (15) LMFR Aalo - 1 (10) LMFR eVinci (5) N/A Kaleidos (1.2) HTGR Odin (1.25) LMFR Source: Company websites and NRC site. (https://www.nrc.gov/reactors/new - reactors/advanced/who - were - working - with/pre - application - activities.html#gaes) Note: First rows indicate name of reactors, and numbers in parentheses indicate MWe. Second rows indicate coolant technologie s. (1) Utilize both HALEU and LEU. SOLO w/LEU (1) GCR GCR: Gas - Cooled Reactor HTGR : High Temperature Gas - Cooled Reactor BWR : Boiling Water Reactor PWR : Pressurized Water Reactor GFR : Gas - Cooled Fast Reactor FHR: Fluoride Salt - Cooled High - Temperature Reactor LMFR : Liquid Metal Fast Breeder Reactor MSR : Molten Salt Reactors SOLO is the Only Reactor Focusing on 1MWe Power Generation Category with Use of LEU

38 SOLO is Smaller, Simpler and More Flexible than Larger SMRs and Traditional Nuclear Reactors Key Takeaways 38 FOAK / Commercialization Expected in 2028 – 2029 In - Factory Efficient Assembly Cycle Utilizes Known Fuel with Existing Supply Chain Safeguards by Design and 24/7 Remote Monitoring Designed with Safety as the Top Priority Sizable TAM; Diverse End Markets Grid - Independent Clean Energy Source Modularity & Minimal Land Requirements Low Energy Cost: $0.07/kWh across 45 years 45 Year Life (15 Years Between Refueling)

APPENDIX

• An ideal platform (small and deployable anywhere w/o EZP) for large scale production of medical radioisotopes (e.g. Tc99) • Easily accessible channels inside the reactor (as part of the basic design) purposed for material transmutation • Suitable for a wide spectrum of radioisotope production • A significant parallel revenue stream beside fulfilling Terra Innovatum mission to leverage nuclear technology for the benefit and progress of humanity 40 Radioisotope Production COMPUTER CODE SERPENT

• The reactor will include safeguards based on the Fuel Verification system implemented by IAEA • SOLO features 4 - 8 safeguards reactor channels around the core with gamma and neutron multiplicity counting allowing unique fingerprint of in - core fuel presence • Measurement channels are transmitting in real time to IAEA Headquarter with data encryption and possible authentication via satellite • System is locked and sealed in an anti - tampering hous ing and allow on - site inspection verification 41 Core Reactor & Safeguards Verification COMPUTER CODE SERPENT

Thermal: High-Fidelity Evaluation Model

COMPUTER CODE
CFX (CFD) RELAP



- Nearly **uniform temperature distribution** across the reactor.
- **Minimal structural thermal loads.**
- **Nominal Temperatures (SOLO Base-Line*)**
  - ➢ Max clad temperature = 750K
  - ➢ Coolant Inlet temperature = 550K
  - ➢ Coolant outlet temperature = 650K
- Gas cooling (single-phase) and thermal conduction across the structures. **Physics-based and low uncertainties** in modeling and simulation (CFD)
- **Minimum V&V and highly transparent safety case**

***SOLO Baseline:** **SOLO-X1**
Power-class 1.0 MWe/4.0 MWth
(Target 2028)

42

Decommissioning

CORE DISPOSAL CASK
(D1.7m and H5m)

Storage of End-of-Life Core: Meets all the Normal and Accident Condition Design Loads (10 CFR 71 Requirements)




PROTECTIVE COVER
LEAKTIGHTNESS MONITORING
DRAIN ORIFICE
VENT ORIFICE
STEEL LID
NEUTRON SHIELDING
2 METALLIC GASKETS
BASKET FOR 32 PWR ASSEMBLIES
CONTAINMENT VESSEL
TRUNNIONS
MULTILAYER STEEL BODY
NEUTRON SHIELDING
OUTER SHELL
HEAT CONDUCTORS

- **SOLO core box is physically separated from reactor assembly**
- COTs Cask can contain the whole core box
- SOLO Heat shelf significantly below limits of commercial off-the-self dry casks
- **Package approved for: transport by rail, truck, or marine transport**
- Transport cask, consisting of a containment boundary, structural shell, gamma shielding material, and solid neutron shield

43

© 202 5 by Terra Innovatum, All Rights Reserved. www.x - solo.com The content provided in this presentation is for informational purposes only and is intended to offer general information about Terra Innovatum, its business, its products and its services. The information contained herein does not constitute an offer to sell or a solicitation of an offer to purchase any products or services. Photos and descriptions on the presentation are purely indicative of the possible services and products of Terra Innovatum and do not intended to infringe on any copyrights or intellectual property rights nor imply any obligation to actually render said services and products now or in the future. Nothing on this presentation is intended to market, advertise, promote, or in any way provide information on the products or services of Terra Innovatum in any jurisdiction or country where such activities are not permitted by law. Terra Innovatum does not seek to engage in any commercial activities in jurisdictions or countries where its products or services are not authorized. TM 44